Contact:	Investor Relations
212-810-3333
ahr-info@blackrock.com

Anthracite Capital Defaults on Unsecured Debt Payment

New York – December 1, 2009 – An event of default has occurred with respect to $79.25 million aggregate principal amount of three series of senior notes of Anthracite Capital, Inc. (NYSE:AHR) (the "Company" or "Anthracite") as the Company did not cure within 30 days its previously announced default on interest payments due October 30, 2009 (approximately $1.6 million). Under the indentures governing these senior notes, the failure to make an interest payment within a 30-day cure period after it is due constitutes an event of default. The senior notes the Company defaulted on are its outstanding $13.75 million aggregate principal amount of 7.22% senior notes due 2016, $28 million aggregate principal amount of 7.772%-to-floating rate senior notes due 2017 and $37.5 million aggregate principal amount of 8.1275%-to-floating rate senior notes due 2017.

While the events of default are continuing, the trustee or the holders of at least 25% in aggregate principal amount of any of the three series of the outstanding senior notes may, by a written notice to the Company, declare the principal amount of such series of senior notes to be immediately due and payable. As of the time of this release, the Company has not received any written notice of acceleration of the senior notes.

The events of default have triggered cross-default provisions in the Company’s secured bank facilities and its credit facility with BlackRock Holdco 2, Inc. and, if any debt were accelerated, would trigger a cross-acceleration provision in the Company’s convertible notes indenture. If acceleration were to occur, the Company would not have sufficient liquid assets available to repay such indebtedness and, unless the Company were able to obtain additional capital resources or waivers, the Company would be unable to continue to fund its operations or continue its business.

One of the Company's secured bank lenders, Deutsche Bank, whose loans to the Company were made under a repurchase agreement, has informally indicated to the Company that it intends to exercise its remedy of taking the collateral under the repurchase agreement. Under the repurchase agreement, Deutsche Bank must give the Company at least five business days' written notice before it may exercise this remedy. As of the time of this release, the Company has not received any such written notice from Deutsche Bank. Approximately $58 million principal amount of indebtedness remains outstanding under the Company’s repurchase facility with Deutsche Bank.

The Company is discussing the events of default and situation with certain of its creditors, but there can be no assurance that such discussions will result in the continuing operations of the Company.

Currently, the cash flows from substantially all of the Company’s assets are being diverted to a cash management account for the benefit of the Company’s secured bank lenders due to the continuation of the Company’s default on amortization payments required under such secured bank facilities.

Management’s assessment of the Company’s liabilities and the current market value of the Company’s assets suggests that, in the event of a reorganization or liquidation of the

Company in the near term, shareholders would not receive any value and the value received by the Company’s unsecured creditors would be minimal.

Forward-Looking Statements

This release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Anthracite's future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite's SEC reports and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) as a result of its liquidity position, current commercial real estate market conditions and the uncertainty relating to its ability to meet covenants in restructured agreements, substantial doubt about the Company's ability to continue as a going concern; (2)the Company's ability to meet its liquidity requirements to continue to fund its operations, including its ability to renew its existing secured credit facilities or obtain additional sources of financing, to meet amortization payments under the facilities and to service debt (including interest payment obligations not paid when originally due); (3) the Company's ability to obtain amendments and waivers in the event that a secured bank lender terminates a facility before the maturity date or events of default occur under the Company's debt obligations due to a covenant breach or otherwise; (4) the Company's ability to maintain listing on the NYSE; (5) the introduction, withdrawal, success and timing of business initiatives and strategies; (6) changes in political, economic or industry conditions, the interest rate environment, financial and capital markets or otherwise, which could result in changes in the value of the Company's assets and liabilities, including net realized and unrealized gains or losses, and could adversely affect the Company's operating results; (7) the relative and absolute investment performance and operations of BlackRock Financial Management, Inc. (the ''Manager''), the Company's Manager; (8) the impact of increased competition; (9) the impact of future acquisitions or divestitures; (10) the unfavorable resolution of legal proceedings; (11) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company or the Manager; (12) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and the Company; (13) the ability of the Manager to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, the tax position of the Company.

Anthracite's Annual Report on Form 10-K for the year ended December 31, 2008 and Anthracite's subsequent filings with the SEC, including its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2009, which are accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com. The information contained on the Company's website is not a part of this release.